Exhibit 10.1

EMPLOYMENT agREEMENT

This AGREEMENT is made this the 30th day of July, 2004 between PROSPERITY BANK, a Texas banking association, having a principal place of business at 1301 N. Mechanic, El Campo, Texas 77437 hereinafter referred to as "Employer," and EDWARD Z. SAFADY who resides at Congress Avenue, Texas, hereinafter referred to as "Employee" (the "Agreement"). Prosperity Bancshares, Inc. is also executing this Agreement as guarantor of the obligations under this Agreement of its subsidiary, Prosperity Bank.

ARTICLE I

TERM OF EMPLOYMENT

Employer hereby employs Employee and Employee hereby accepts employment with Employer for a period of one (1) year (the "Term") beginning on the Closing Date (as that term is defined in that certain Agreement and Plan of Reorganization dated as of April 26, 2004 (the "Merger Agreement") by and among Prosperity Bancshares, Inc., Liberty Bancshares, Inc. and Liberty Bank, SSB. ("Liberty Bank") (referred to herein as the "Effective Date"); provided, however, that this Agreement may be terminated earlier as hereinafter provided. Following this initial Term, Employee's employment shall continue by automatic, successive, one-month "evergreen" renewals, unless either party declines to renew. A party declining to renew must provide to the other party written notice of the non-renewal at least fourteen (14) calendar days prior to the end of the then-current term.

ARTICLE II

DUTIES OF EMPLOYEE

2.1 Primary Duties. Employee is hereby employed by Employer as Chairman of the Austin Area for Prosperity Bank and shall primarily manage the solicitation and servicing of loan and depository accounts of Employer associated with the locations of Employer which were previously those of Liberty Bank and shall perform such other work as may be assigned to him subject to the instructions, directions, and control of Employer, which shall be consistent with the type and nature of work normally performed by senior banking officers.

2.1.2 Board of Directors and Executive Committee. Management shall recommend election of Employee as a member of the Board of Directors of Prosperity Bank at the August Board Meeting. Management will also recommend appointment to the Prosperity Executive Committee at the August Board of Directors Meeting.

2.2 Location. Employee shall work in Austin, Texas and shall be furnished with an office and other business facilities and services sufficient to carry out his duties of office.

2.3 Changes of Duties or Location-Mutual Consent. The duties and title of Employee and the location at which Employee shall work may be changed from time to time by the mutual consent of Employer and Employee without resulting in a rescission of this Agreement. Notwithstanding any such change, the employment of Employee shall be construed as continuing under this Agreement as modified.

ARTICLE III

ENGAGING IN OTHER EMPLOYMENT

Employee shall devote all of his entire productive time, ability, and attention to the business of Employer during Employer's normal business hours, and Employee shall not directly or indirectly render any services of a business, commercial, or professional nature relating to banking or financial matters to any other person or organization, whether for compensation or otherwise, without prior written consent of Employer during the Term of this Agreement and during any non-competition period described in Article VI below. Provided however Employee may provide such services without compensation to his immediate family or to charitable institutions of his choosing.

ARTICLE IV

COMPENSATION

4.1 Base Salary. As compensation for employment services rendered under this Agreement, Employee shall be entitled to receive from Employer an annual salary ("Base Salary") of $250,000.00, paid semi-monthly and prorated for any partial employment period during the Term of this Agreement. The Base Salary shall be subject to review in accordance with the then existing procedures of Employer, but may not be lowered without Employee’s consent. Additionally, from the date of the Merger through December 31, 2004, the Employer shall pay the Employee an additional amount on a pro rata basis in order to compensate Employee at the annualized level of $310,000.00.

4.2 Bonus. Employer agrees to pay up to $100,000.00 in an annual bonus based upon Schedule A attached hereto. The bonus will be paid within twenty (20) days after the end of twelve (12) months of Employee’s employment in accordance with the Employer's policies and procedures regarding annual bonuses.

4.3 Options. Within thirty (30) days of the Merger Date, Employer shall deliver to Employee dated as of the Merger Date an incentive stock option agreement issued pursuant to the Prosperity Bancshares, Inc. 1998 Stock Incentive Plan ("Prosperity Stock Incentive Plan") granting to Employee options to purchase 20,000 shares of common stock of Employer pursuant to the Prosperity Stock Incentive Plan. The options shall vest twenty percent (20%) per annum beginning on the second anniversary of the grant date, shall have a term of 10 years and shall otherwise be subject to the terms and conditions of the Prosperity Stock Incentive Plan.

ARTICLE V

REIMBURSEMENT OF EMPLOYEE BUSINESS EXPENSES AND
PARTICIPATION IN EMPLOYER BENEFIT PLANS

5.1 Out of Pocket Expenses. Employee is authorized to incur reasonable business expenses for promoting the business of Employer, including expenditures for entertainment, meals and travel, including, without limitation, trade association convention attendance, country club dues, and other similar business expenses. Employer and Employee will mutually determine a reasonable range for such business expenses not to exceed $20,000.00, annually. Employer will reimburse Employee from time to time for all such business expenses provided that Employee presents Employer with appropriate documentation of such expenditures in accordance with Employer's established procedures relating to such reimbursements. During the term of this employment, Employer will reimburse Employee for Employee's membership dues at the Austin Club and the HeadLiner's Club.

5.2 Participation in Employer Benefit Plans. Until the termination of Employee's employment, Employee will be eligible to participate in all employee benefit plans generally available to the officers and employees of Employer in accordance with the terms of such plans.

5.3 Automobile Allowance. During the Term of this Agreement, Employer shall provide Employee with a monthly automobile allowance of $700.00, which shall be paid through the normal payroll practices of Employer.

5.4 Cell Phone Allowance. During the Term of this Agreement, Employer shall provide Employee with a monthly cell phone allowance of $100.00, paid through the normal payroll practices of Employer.

ARTICLE VI

NON-DISCLOSURE, NON-COMPETITION AND NON-SOLICITATION COVENANT

6.1 Non-Disclosure Obligations.

(a)     "Confidential Information" means and includes Employer's confidential and/or proprietary information and/or trade secrets, including those obtained by the acquisition of Liberty Bank, that have been and/or will be developed or used and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, but is not limited to, the following: information regarding past, current and prospective customers and investors and business affiliates, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures, pricing, and pricing techniques, including contact names, services provided, pricing, type and amount of services used, financial data; pricing strategies and price curves; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers; and other such confidential or proprietary information. Employee acknowledges that Employer's business is highly competitive, that this Confidential Information constitutes a valuable, special and unique asset used by Employer in its business, and that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to Employer.

(b)     Employee agrees that Employee will not, at any time during or after termination of Employee's employment with Employer for any reason, make any unauthorized disclosure, directly or indirectly, of any Confidential Information of Employer, or third parties, or make any use thereof, directly or indirectly, except in working for Employer. Employee also agrees that Employee shall deliver promptly to Employer at the termination of employment or at any other time at Employer's request, without retaining any copies, all documents and other material in Employee's possession relating, directly or indirectly, to any Confidential Information or other information of Employer, or Confidential Information or other information regarding third parties, learned as an employee at Employer.

(c)     Employee acknowledges that he is bound by that certain Change in Control Agreement dated as of November 20, 2003 between Employee and Liberty Bank (the "Liberty Employment Agreement") to protect the confidential information of Liberty Bank, including a covenant not to compete (the "Liberty Non-Compete").

6.2 Non-Competition Obligations. Immediately upon the Effective Date of this Agreement, Employer shall provide Employee with Confidential Information relating to Employer's business and specialized training regarding Employer's methodologies and business strategies, which will enable Employee to perform his job for Employer. Employee also will have immediate access to, or knowledge of, Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint ventures, investors, financing sources, etc., of Employer. In order to protect the Confidential Information and in order to enforce Employee's agreement not to disclose Confidential Information, Employer and Employee agree to the non-competition provisions set forth below:

6.2.1 Employee Obligations. Employee agrees that, during the term of Employee's employment with Employer, and for a period of twelve (12) months after the termination of employment ("Non-Competition Period"), Employee will not, except as an employee of Employer, in any capacity for Employee or others, directly or indirectly:

(a)     compete or engage, anywhere in the geographic area comprised of Austin, Texas and the fifty (50) mile radius surrounding Austin, Texas or all of Travis and Williamson Counties, whichever is a lesser area (the "Market Area"), in a business similar to that of Employer, or compete or engage in that type of business which Employer has plans to engage in, or any business which Employer has engaged in during the preceding twelve (12) month period if within the twenty-four (24) months before the termination of Employee's employment, Employee had access or potential access to information regarding the proposed plans or the business in which Employer engaged;

(b)     take any action to invest in, own, manage, operate, control, participate in, be employed or engaged by or be connected in any manner with any partnership, corporation or other business or entity engaging in a business similar to that of Employer anywhere within the Market Area. Notwithstanding the foregoing, the Employee is permitted hereunder to own, directly or indirectly, up to one percent (1%) of the issued and outstanding securities of any publicly traded financial institution conducting business in the Market Area;

(c)     call on, service or solicit competing business from customers or prospective customers of Employer if, within the twelve (12) months before the termination of Employee's employment, Employee had or made contact with the customer, or had access to information and files about the customer; or

(d)     call on, solicit or induce any employee of Employer whom Employee had contact with, knowledge of, or association with in the course of employment with Employer to terminate employment from Employer, and will not assist any other person or entity in such activities.

6.2.2 Non-Competition Covenant Reasonable. The parties to this Agreement hereby agree that the non-competition provisions set forth in this Section 6.2 are ancillary to this Agreement, which is an otherwise enforceable agreement. Employee agrees that Employee's work for Employer's competitor during the Non-Competition Period after termination of employment inevitably would lead to Employee's unauthorized use of Employer's Confidential Information, even if such use were unintentional. Because it would be impossible, as a practical matter, to monitor, restrain, or police Employee's use of such Confidential Information other than by Employee's not working for a competitor, Employee agrees that restricting such employment as set forth in this Agreement is the narrowest way to protect Employer's interests, and the narrowest way of enforcing Employee's consideration for the receipt of Employer's specialized training and Confidential Information (namely, Employee's promise not to use or disclose that Confidential Information and/or specialized training).

6.2.3 Consideration. In consideration for the above obligations of the Employee, Employer agrees to provide Employee with immediate access to Confidential Information. In addition, in exchange for Employee's promises under this Article VI, Employer will pay Employee a non-competition payment ("Non-Competition Payment") of (i) $150,000.00 in the event the Non-Competition Period begins on or after two years after the Closing Date, or (ii) to the extent the Non-Competition Period coincides with Employee's Liberty Non-Compete, a lump-sum payment equal to $12,500.00 per month for each month that the non-competition obligations set forth in this Section 6.2 do not overlap Employee's obligations under the two (2) Liberty Non-Compete through the Non-Competition Period.

6.2.4 Change of Control and Change of Management. In the event that Prosperity Bank should be sold and a change of control and a change in senior management (the CEO, COO, Vice Chairman and CFO) occur, the Prosperity twelve-month non-compete shall be void.

6.3 Early Resolution Conference. The parties are entering into this Agreement with the understanding that this Agreement is clear and enforceable. If Employee decides to contend that any restriction on activities under this Agreement or the Liberty Employment Agreement is not enforceable or does not apply to an activity Employee intends to pursue, Employee first will notify the Chief Executive Officer of Employer in writing and meet with an Employer representative at least fourteen days before engaging in any activity that foreseeably could fall within the questioned restriction to discuss the resolution of such claims (an "Early Resolution Conference"). Should the parties not resolve the dispute at the Early Resolution Conference, the parties may pursue legal recourse.

6.4 Enforcement and Legal Remedies. Employer and Employee acknowledge and agree that breach of any of the covenants made by Employee in this Agreement and the Liberty Employment Agreement would cause irreparable injury to Employer, which could not sufficiently be remedied by monetary damages; and, therefore, that Employer shall be entitled to obtain such equitable relief as declaratory judgments; temporary, preliminary and permanent injunctions, without posting of any bond, and order of specific performance to enforce those covenants or to prohibit any act or omission that constitutes a breach thereof. If Employer must bring suit to enforce this Agreement and/or the Liberty Employment Agreement, the prevailing party shall be entitled to recover its attorneys' fees and costs related thereto.

6.5 Tolling. In the event that Employer shall file a lawsuit in any Court of competent jurisdiction alleging a breach of the non competition provisions of this Agreement and/or the Liberty Employment Agreement by the Employee, then any time period set forth in this Agreement or the Liberty Employment Agreement, as applicable, including the time periods set forth above, shall be deemed tolled as of the time such lawsuit is filed and shall remain tolled until such dispute finally is resolved either by written settlement agreement resolving all claims raised in such lawsuit or by entry of a final judgment in such lawsuit and the final resolution of any post-judgment appellate proceedings.

ARTICLE VII

PROPERTY RIGHTS

7.1 Trade Secrets and Confidentiality. During the term of employment, Employee will have access to and become familiar with Confidential Information owned by Employer and regularly used in the operation of the business of Employer. Employee shall not disclose any such Confidential Information, directly or indirectly, nor use it in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment with Employer. All Confidential Information, whether or not prepared by Employee, shall remain the exclusive property of Employer and shall not be removed from the premises of Employer under any circumstances without the prior written consent of Employer, provided, however, that Employee may remove such items for the purpose of furthering the business of Employer if such action is consistent with the past practices of Employee. All items removed from the premises of Employer and all copies or summaries thereof shall be returned to Employer upon the termination of Employee.

7.2 Processes and Improvements. Employee agrees that he will promptly from time to time fully inform and disclose to Employer all inventions, processes, designs, improvements and discoveries which he now has or may hereafter have during the term of this Agreement which pertain or relate to the business of Employer or to any experimental work carried on by Employer, whether conceived by Employee alone or with others and whether or not conceived during regular working hours. All such processes, designs, improvements, formulas, business plans, technologies and discoveries shall be the exclusive property of Employer.

ARTICLE VIII

TERMINATION RIGHTS

8.1 Termination for Cause by the Employer. The Employer may terminate Employee's employment for Cause (as defined hereinafter), such termination to be effective immediately upon written notice to Employee. Any termination of Employee's employment under this Section 8.1 will not be in limitation of any other right or remedy which the Employer may have under this Agreement, at law, or in equity. The term “Cause” means (i) fraud, embezzlement, theft or misappropriation of funds or other property of the Employer, (ii) self-dealing or gross negligence in the performance by Employee of his duties pursuant to this Agreement, (iii) the willful failure or refusal by Employee to perform his duties to the Employer as provided herein, other than due to Disability, (iv) the commission by Employee of any willful acts of bad faith or gross misconduct against the Employer, (v) the indictment of Employee for a felony or other criminal act involving dishonesty, whether or not relating to his employment with the Employer, (vi) the willful breach of a lawful, established policy or procedure of the Employer; or (vii) the knowing and intentional breach by Employee of any material provision of the Liberty Non-Compete.

8.2 Termination by the Company Upon Employee's Disability. The Employer may terminate Employee's employment upon a determination of Disability (as defined herein), such termination to be effective immediately upon written notice to Employee. The term “Disability” means Employee's inability to perform his usual services to the Employer because of mental or physical illness or injury for sixty (60) consecutive days, which inability to perform will be determined by a physician selected by the Employer.

8.3 Termination Upon Employee's Death. In the event of Employee's death, Employee’s employment under this Agreement shall immediately terminate.

8.4 Termination by Employer Other Than for Cause, Disability or Death. Notwithstanding anything to the contrary contained in this Agreement, the Employer may terminate this Agreement for any or no reason during the Term (i.e., other than for Cause or Disability) such termination to be effective immediately upon the giving of written notice to Employee from the Employer.

8.5 Termination by Employee. Employee may terminate Employee’s employment at any time and for any reason upon thirty (30) days notice. In the event Employee wishes to terminate Employee’s employment hereunder for Good Reason (as defined herein), Employee shall first give the Employer written notice of the breach or other failure on the part of the Employer giving rise to the Good Reason, and the actions necessary to correct such breach or failure. If the Employer fails to cure the breach or failure within twenty (20) days of the receipt of such notice, Employee may proceed to terminate Employee’s employment for Good Reason without further notice.

8.6 Certain Payments Following Termination of Employment.

(a)     If Employee’s employment with the Employer is terminated by the Employer for Cause or if Employee terminates Employee’s employment without Good Reason, Employee shall thereafter be entitled to receive from the Employer payment of Employee’s Base Salary, any allowances and any reimbursements which remain unpaid as of the effective date of termination.

(b)     If Employee’s employment with the Employer is terminated by the Employer for any reason other than for Cause, as a result of Employee’s death or Disability, or if Employee terminates his employment with Employer for Good Reason, Employee shall be entitled to receive from the Employer (i) payment of all Base Salary for the Term of this Agreement, (ii) payment by the Employer of all premiums for continued participation in the Employer’s medical/dental plan, car allowance and cell phone allowance through the Term of this Agreement, (iii) payment for accrued unused vacation days, (iv) reimbursement for incurred business expenses, which remain unpaid as of the effective date of termination, (v) payment of any Bonus which would accrue through the Term of this Agreement. The term “Good Reason” means any action by the Employer which results in a material change in Employee’s position, authority, duties, responsibilities, compensation or location, except as otherwise permitted in the Agreement.

8.7 Return of Property. Upon the expiration of the Employment Period or the termination of this Agreement or of Employee’s employment hereunder for any reason, Employee (or Employee’s executor or personal representative in the event of Employee’s death or Disability) shall, within ten (10) days thereafter, return to the Employer all property of the Employer, including, but not limited to, all keys, credit cards, and all other property of the Employer in Employee's possession.

8.8 Insurance. Notwithstanding anything provided herein Employer shall be obligated to perform the obligations of Liberty Bank, S.S.B. under Section 4(d) of the Liberty Agreement.

ARTICLE IX

GENERAL PROVISIONS

9.1 Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of the Agreement, but each party may change his address by written notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three (3) days after mailing.

9.2 Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer, except for Sections 3 and 4 of the Liberty Agreement, which are not superceded, and with such exception, contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever.

9.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

9.4 Modification. This Agreement shall not be amended, modified, or altered in any manner except in writing signed by both parties.

9.5 Failure to Enforce Not Waiver. Any failure or delay on the part of either Employer or Employee to exercise any remedy or right under this Agreement shall not operate as a waiver. The failure of either party to require performance of any of the terms, covenants, or provisions of this Agreement by the other party shall not constitute a waiver of any of the rights under the Agreement. No forbearance by either party to exercise any rights or privileges under this Agreement shall be construed as a waiver, but all rights and privileges shall continue in effect as if no forbearance had occurred. No covenant or condition of this Agreement may be waived except by the written consent of the waiving party. Any such written waiver of any term of this Agreement shall be effective only in the specific instance and for the specific purpose given.

9.6 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Article VI shall survive early termination or expiration of the Term of this Agreement.

9.7 Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall remain in full force and effect, as if this Agreement has been executed without any such invalid provisions having been included. Such invalid provision shall be reformed in a manner that is both (i) legal and enforceable, and (ii) most closely represents the parties' original intent.

9.8 Attorney's Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs, and necessary disbursements in addition to any other relief to which he may be entitled.

9.9 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

9.10 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Employer and Employee, and their respective heirs, executors, administrators, successors and assigns, including, without limitation, any successor by merger, consolidation or stock purchase of Employer and any entity or person that acquires all or substantially all of the assets of Employer.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be duly executed as of the date first written above.

EMPLOYER

PROSPERITY BANK

/s/ David Zalman
David Zalman
Chairman of the Board and Chief Executive
Officer

PROSPERITY BANCSHARES, INC.,
as Guarantor

By:	/s/ David Zalman
David Zalman
President and Chief Executive Officer

EMPLOYEE

/s/ Edward Z. Safady
Edward Z. Safady

schedule a

								EDDIE SAFADY BONUS MATRIX
								6-Apr-04

LOAN GROWTH		2%	4%	6%	8%	10%	12%	14%	16%	18%	20%
D
E	2%	10000	15000	20000	25000	30000	33000	35000	40000	45000	50000
P	3%	15000	20000	23000	25000	30000	35000	40000	45000	50000	55000
O	4%	20000	25000	30000	35000	40000	43000	45000	50000	55000	60000
S	5%	23000	35000	38000	40000	43000	45000	50000	55000	60000	65000
I	6%	25000	38000	40000	45000	50000	53000	55000	60000	65000	70000
T	7%	30000	40000	45000	50000	55000	60000	63000	65000	70000	75000
	8%	33000	45000	50000	50000	60000	65000	70000	73000	75000	80000
G	9%	35000	48000	53000	53000	63000	68000	73000	80000	83000	85000
R	10%	40000	50000	55000	55000	65000	70000	75000	83000	85000	90000
O	11%	45000	53000	58000	60000	68000	73000	78000	85000	88000	95000
W	12%	50000	55000	60000	65000	70000	75000	80000	87000	90000	100000
T
H